EXHIBIT 99.1

FOR:	EMCOR GROUP, INC.
News Release
CONTACT:	R. Kevin Matz Executive Vice President Shared Services (203) 849-7938

FTI Consulting, Inc. Investors: Nathan Elwell / Matt Steinberg (212) 850-5600

Linden Alschuler & Kaplan, Inc. Media: Lisa Linden / Mollie Fullington 212-575-4545 / 917-346-6123

EMCOR GROUP, INC. REPORTS FIRST QUARTER 2013 RESULTS

- Revenues Increase 1.9% to $1.57 Billion -
- First Quarter Diluted Earnings Per Share of $0.44 -
- Backlog as of March 31, 2013 of $3.42 Billion -

NORWALK, CONNECTICUT, April 25, 2013 - EMCOR Group, Inc. (NYSE: EME) today reported results for the first quarter ended March 31, 2013.

For the first quarter of 2013, net income attributable to EMCOR increased 11.1% to $30.2 million, or $0.44 per diluted share, from $27.1 million, or $0.40 per diluted share, in the first quarter of 2012. Revenues increased 1.9% to $1.57 billion in the first quarter of 2013, compared to revenues of $1.54 billion in the year ago period.

Operating income for the first quarter of 2013 increased 11.0% to $51.3 million, or 3.3% of revenues, from $46.2 million, or 3.0% of revenues, in the first quarter of 2012. Operating income in the first quarter of 2013 included restructuring expenses of $1.4 million. Selling, general and administrative expenses were $138.5 million, or 8.8% of revenues, in the first quarter of 2013, compared to $134.5 million, or 8.7% of revenues, in the year ago period.

The Company's income tax rate as reported in the 2013 first quarter was 38.7%, compared to an income tax rate of 38.5% in the year ago period.

Backlog as of March 31, 2013 was $3.42 billion, an increase of 0.9% from $3.39 billion at the end of the 2012 first quarter. Domestically, continued strong growth in the industrial sector combined with growth in the transportation and hospitality/gaming sectors more than offset declines in the commercial, institutional, healthcare and water/wastewater sectors. Total industrial backlog increased $255 million, or 64.9%, from the year ago period to $648 million, an all-time record, while commercial backlog decreased $83 million, or 7.8%, from year ago levels to $983 million. Backlog growth in the Company's domestic operations more than offset a backlog decline of $51 million related to the Company's efforts to reduce its UK construction operations and focus on facilities services in that market. Backlog increased 1.3% from $3.37 billion on December 31, 2012.

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EMCOR Reports First Quarter Results	Page 2

Tony Guzzi, President and Chief Executive Officer of EMCOR Group, commented, “We had a good start to 2013 as the Company realized revenue and backlog growth with expanded margins over a strong year ago performance in an environment that remains uncertain and challenging. The benefit of our balance across multiple market sectors and disciplines was clear in the quarter. Our strong results were driven primarily by excellent execution in our facilities services business, particularly in turnaround and maintenance services for our industrial clients, as well as by improvements in our mechanical services and commercial site-based services. Our domestic construction operations had a slow start to the year and in the UK, we continued to make progress on refocusing our operations to the facilities services market while downsizing our presence in the construction sector.”

Mr. Guzzi concluded, “Our first quarter results are in-line with our expectations, and we remain confident about our prospects for the remainder of 2013. We expect strong performance from our facilities services segment and our domestic construction businesses should follow a seasonal pattern, as performance builds during the year and we take advantage of specific project opportunities as they arise and remain focused on strong project execution. Overall, visibility remains somewhat limited, as corporate and government budgets remain unclear. While we have seen strength in certain areas of our business, the broader economic recovery continues to lag. Our focus therefore continues to be on exercising cost discipline while continuing to pursue opportunities to invest in our future growth.”

The Company noted that, based on the current size and mix of its backlog and assuming the continuation of current market conditions, it continues to expect to generate revenues in 2013 of approximately $6.5 billion, and diluted earnings per share of between $2.05 and $2.35.

EMCOR Group, Inc. is a Fortune 500 worldwide leader in mechanical and electrical construction services, energy infrastructure and facilities services. This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

EMCOR Group's first quarter conference call will be available live via internet broadcast today, Thursday, April 25, at 10:30 AM Eastern Daylight Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.

This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management and its perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, backlog mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, availability of adequate levels of surety bonding, increased competition, unfavorable labor productivity and mix of business. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2012 Form 10-K and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.

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EMCOR GROUP, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except share and per share information)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2013	2012
Revenues	$1,568,401	$1,538,521
Cost of sales	1,377,263	1,357,828
Gross profit	191,138	180,693
Selling, general and administrative expenses	138,510	134,504
Restructuring expenses	1,363	—
Operating income	51,265	46,189
Interest expense	(1,862)	(1,775)
Interest income	357	416
Income before income taxes	49,760	44,830
Income tax provision	19,042	17,022
Net income including noncontrolling interests	30,718	27,808
Less: Net income attributable to noncontrolling interests	(551)	(663)
Net income attributable to EMCOR Group, Inc.	$30,167	$27,145

Basic earnings per common share	$0.45	$0.41
Diluted earnings per common share	$0.44	$0.40
Weighted average shares of common stock outstanding:
Basic	67,110,334	66,685,985
Diluted	68,099,121	67,946,245

Dividends declared per common share	$—	0.05

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2013 (Unaudited)	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$499,102	$605,303
Accounts receivable, net	1,253,264	1,221,956
Costs and estimated earnings in excess of billings on uncompleted contracts	97,742	93,061
Inventories	39,655	50,512
Prepaid expenses and other	72,430	73,621
Total current assets	1,962,193	2,044,453
Investments, notes and other long-term receivables	4,116	4,959
Property, plant & equipment, net	114,384	116,631
Goodwill	566,588	566,588
Identifiable intangible assets, net	337,412	343,748
Other assets	30,023	30,691
Total assets	$3,014,716	$3,107,070
LIABILITIES AND EQUITY
Current liabilities:
Borrowings under revolving credit facility	$—	$—
Current maturities of long-term debt and capital lease obligations	1,789	1,787
Accounts payable	457,769	490,621
Billings in excess of costs and estimated earnings on uncompleted contracts	354,854	383,527
Accrued payroll and benefits	186,195	224,555
Other accrued expenses and liabilities	175,305	194,029
Total current liabilities	1,175,912	1,294,519
Borrowings under revolving credit facility	150,000	150,000
Long-term debt and capital lease obligations	3,602	4,112
Other long-term obligations	293,717	301,260
Total liabilities	1,623,231	1,749,891
Equity:
Total EMCOR Group, Inc. stockholders’ equity	1,380,885	1,346,080
Noncontrolling interests	10,600	11,099
Total equity	1,391,485	1,357,179
Total liabilities and equity	$3,014,716	$3,107,070

EMCOR GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three Months Ended March 31, 2013 and 2012
(In thousands) (Unaudited)

	2013	2012
Cash flows - operating activities:
Net income including noncontrolling interests	$30,718	$27,808
Depreciation and amortization	8,155	6,951
Amortization of identifiable intangible assets	6,336	7,545
Deferred income taxes	3,487	1,216
Excess tax benefits from share-based compensation	(418)	(5,229)
Equity income from unconsolidated entities	(59)	(232)
Other non-cash items	1,637	2,361
Distributions from unconsolidated entities	600	840
Changes in operating assets and liabilities, excluding the effect of businesses acquired	(145,558)	(74,389)
Net cash used in operating activities	(95,102)	(33,129)
Cash flows - investing activities:
Payments for acquisitions of businesses, net of cash acquired, and related contingent consideration agreement	—	(21,044)
Proceeds from sale of property, plant and equipment	549	169
Purchase of property, plant and equipment	(7,005)	(7,826)
Net cash used in investing activities	(6,456)	(28,701)
Cash flows - financing activities:
Repayments of long-term debt	(2)	—
Repayments of capital lease obligations	(390)	(755)
Dividends paid to stockholders	—	(3,323)
Repurchase of common stock	—	(13,192)
Proceeds from exercise of stock options	1,714	1,909
Payments to satisfy minimum tax withholding	(927)	(733)
Issuance of common stock under employee stock purchase plan	671	634
Payments of contingent consideration arrangements	(537)	(2,214)
Distributions to noncontrolling interests	(1,050)	—
Excess tax benefits from share-based compensation	418	5,229
Net cash used in financing activities	(103)	(12,445)
Effect of exchange rate changes on cash and cash equivalents	(4,540)	1,608
Decrease in cash and cash equivalents	(106,201)	(72,667)
Cash and cash equivalents at beginning of year	605,303	511,322
Cash and cash equivalents at end of period	$499,102	$438,655

EMCOR GROUP, INC.
SEGMENT INFORMATION
(In thousands) (Unaudited)

	For the three months ended March 31,
	2013	2012
Revenues from unrelated entities:
United States electrical construction and facilities services	$307,584	$290,537
United States mechanical construction and facilities services	541,117	574,203
United States facilities services	600,700	532,890
Total United States operations	1,449,401	1,397,630
United Kingdom construction and facilities services	119,000	140,891
Total worldwide operations	$1,568,401	$1,538,521

	For the three months ended March 31,
	2013	2012
Operating income (loss):
United States electrical construction and facilities services	$18,940	$23,566
United States mechanical construction and facilities services	11,140	22,823
United States facilities services	35,627	11,429
Total United States operations	65,707	57,818
United Kingdom construction and facilities services	1,279	3,482
Corporate administration	(14,358)	(15,111)
Restructuring expenses	(1,363)	—
Total worldwide operations	51,265	46,189
Other corporate items:
Interest expense	(1,862)	(1,775)
Interest income	357	416
Income before income taxes	$49,760	$44,830